Exhibit 99.1

FOR IMMEDIATE RELEASE
July 21, 2010

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS INCREASED EARNINGS FOR THE SECOND QUARTER 2010

Earnings Summary
(in thousands except per share data)	2Q 2010	1Q 2010	2Q 2009	6 Months 2010	6 Months 2009
Net income	$8,553	$6,791	$5,937	$15,344	$12,517
Earnings per share	$0.56	$0.45	$0.39	$1.01	$0.83
Earnings per share--diluted	$0.56	$0.45	$0.39	$1.01	$0.82

Return on average assets	1.06%	0.88%	0.78%	0.98%	0.83%
Return on average equity	10.40%	8.47%	7.54%	9.44%	8.02%
Efficiency ratio	60.41%	59.45%	64.25%	59.93%	66.08%
Tangible common equity	8.43%	8.36%	8.38%	8.43%	8.38%

Dividends declared per share	$0.30	$0.30	$0.30	$0.60	$0.60
Book value per share	$21.69	$21.35	$20.80	$21.69	$20.80

Weighted average shares	15,228	15,202	15,127	15,215	15,101
Weighted average shares--diluted	15,305	15,235	15,219	15,252	15,194

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the second quarter 2010 of $8.6 million or $0.56 per basic share compared to $6.8 million or $0.45 per basic share earned during the quarter ended March 31, 2010 and $5.9 million or $0.39 per basic share earned during the second quarter of 2009.  Earnings for the six months ended June 30, 2010 were $15.3 million or $1.01 per basic share compared to $12.5 million or $0.83 per basic share for the six months ended June 30, 2009.

CTBI continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On June 30, 2010, our Tangible Common Equity/Tangible Assets Ratio remained significantly higher than our peer institutions at 8.43%, our Tier 1 Leverage Ratio of 10.12% was 512 basis points higher than the 5.00% required, our Tier 1 Risk-Based Capital Ratio of 13.20% was 720 basis points higher than the required 6.00%, and our Total Risk-Based Capital Ratio of 14.46% was 446 basis points higher than the 10.00% regulatory requirement for this designation.

Second Quarter 2010 Highlights

❖
As announced on June 8, 2010, CTBI has entered into an acquisition agreement and plan of share exchange with LaFollette First National Corporation and First National Bank of LaFollette, the wholly-owned subsidiary of LaFollette Corporation.

❖
CTBI's quarterly basic earnings per share increased $0.11 per share from first quarter 2010 and $0.17 per share from second quarter 2009.  Year-to-date basic earnings per share increased $0.18 per share from prior year.  Year-to-date earnings were positively impacted by increased net interest income; however, this was partially offset by an increased provision for loan losses.

❖	CTBI experienced significant improvement in our net interest margin year over year; however, our net interest margin for the quarter decreased 20 basis points from first quarter 2010.

❖
Nonperforming loans increased $7.4 million during the second quarter 2010 to $62.3 million compared to $54.9 million at prior quarter end and $59.6 million at June 30, 2009.  The linked quarter increase in nonperforming loans was in the nonaccrual classification.  Nonperforming assets increased $8.7 million from prior quarter-end and $22.5 million from prior year second quarter.

❖
The loan loss provision for the six months ended June 30, 2010 increased $2.3 million from prior year to support the increase in nonperforming loans year over year per CTBI’s robust loan portfolio management process and loan loss reserve analysis.  This increase resulted in an increase in the loan loss reserve ratio to 1.48% from 1.32% at June 30, 2009.

❖
Net loan charge-offs for the quarter ended June 30, 2010 of $1.8 million, or 0.30% of average loans annualized, was a reduction from prior quarter’s 0.58% and from the 0.63% experienced for the second quarter 2009.

❖
Noninterest income decreased for the period ended June 30, 2010 compared to same period 2009 as a result of decreased gains on sales of loans and loan related fees.  The decrease in loan related fees resulted from a $0.7 million decline in the fair value of our mortgage servicing rights portfolio.  The decline in these noninterest income sources, however, was partially offset by increases in trust revenue and deposit service charges.

❖
Our loan portfolio increased $12.3 million, an annualized rate of 2.0%, during the quarter with increases in the commercial and residential loan portfolios offset partially by a decline in the consumer loan portfolio.

❖	Our investment portfolio increased $32.9 million during the quarter as deposit growth continued to be stronger than loan demand.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.43%.

Net Interest Income

CTBI saw improvement in its net interest margin of 49 basis points for the first six months of 2010 and 38 basis points for the second quarter 2010 compared to 2009; however, we saw a 20 basis point decline from prior quarter due to the increase in deposits during a time of weak loan demand and limited alternative investment opportunities.  Net interest income for the quarter decreased 0.2% from prior quarter but increased 15.2% from prior year second quarter with average earning assets increasing 3.6% and 4.2%, respectively, for the same periods.  The yield on average earning assets decreased 26 basis points from prior quarter and 14 basis points from prior year second quarter as higher yielding investment opportunities are limited.  The cost of interest bearing funds decreased 7 basis points and 68 basis points, respectively, for the same periods.  Net interest income for the six months ended June 30, 2010 increased 17.5% from prior year.

Noninterest Income

Noninterest income for the quarter ended June 30, 2010 decreased 2.0% and 12.9% from prior quarter and prior year second quarter, respectively.  Year-to-date noninterest income declined 11.2% from prior year.  The decrease in noninterest income was significantly impacted by decreased gains on sales of loans as 2009 was a period of significant refinancing of residential real estate loans, as well as a $0.7 million decline in the fair value of our mortgage servicing rights.  The decline in these noninterest income sources was partially offset by increases in trust and brokerage revenue and deposit service charges.

Noninterest Expense

Noninterest expense for the quarter increased 0.9% from prior quarter and 0.3% from prior year second quarter.  Noninterest expense for the first six months 2010, however, decreased 0.6% from 2009 as increased personnel expenses were offset by a decrease in FDIC insurance premiums and special assessment.

Balance Sheet Review

CTBI continues to experience internal growth of its banking franchise.  Total assets at $3.2 billion increased an annualized 5.1% during the quarter and 5.7% from the second quarter 2009.  Loans outstanding at June 30, 2010 were $2.4 billion with an annualized 2.0% growth from March 31, 2010 and 2.6% growth from prior year.  Loan growth during the quarter of $16.9 million in the commercial loan portfolio and $6.9 million in the residential loan portfolio was partially offset by a decline in the consumer loan portfolio of $11.5 million.  CTBI's investment portfolio increased $32.9 million over prior quarter and $36.4 million from prior year second quarter as CTBI continues to experience good growth in its deposit base while loan demand remains weak.  Deposits, including repurchase agreements, at $2.8 billion increased an annualized 5.5% from prior quarter and 8.2% from June 30, 2009.

Shareholders’ equity at June 30, 2010 was $330.3 million compared to $324.9 million at March 31, 2010 and $314.8 million at June 30, 2009.  CTBI's annualized dividend yield to shareholders as of June 30, 2010 was 4.78%.

Asset Quality

CTBI's total nonperforming loans were $62.3 million at June 30, 2010, an increase from the $54.9 million at March 31, 2010 and $59.6 million at June 30, 2009.  The $7.4 million increase in nonperforming loans is primarily attributable to three commercial loan relationships, a $4.1 million motel loan, and $2.9 million in two residential real estate development loans in Central Kentucky.  Loans 30-89 days past due decreased $12.5 million including the $7.4 million movement of loans into nonperforming status.  Loans past-due 30-89 days at June 30, 2010 were $23.7 million, a decrease from the $36.2 million at March 31, 2010 but an increase from the $20.4 million at June 30, 2009.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Our level of foreclosed properties increased to $40.1 million for the second quarter 2010 compared to the $38.6 million at March 31, 2010 and $20.4 million at June 30, 2009.  Sales of foreclosed properties for the six months ended June 30, 2010 totaled $3.5 million while new foreclosed properties totaled $6.5 million.  Our nonperforming loans and foreclosed properties remain primarily concentrated in our Central Kentucky Region.

Net loan charge-offs for the quarter were $1.8 million, or 0.30% of average loans annualized, a decline from prior quarter’s $3.5 million or 0.58% and prior year second quarter's $3.7 million or 0.63%.  Of the total net charge-offs for the quarter of $1.8 million, $0.6 million was in commercial loans, $0.5 million was in indirect auto loans, and $0.4 million was in residential real estate mortgage loans.  Specific reserves covered 77.0% of the commercial loan charge-offs.  Allocations to loan loss reserves were $3.1 million for the quarter ended June 30, 2010 compared to $5.7 million for the quarter ended March 31, 2010 and $4.5 million for the quarter ended June 30, 2009.  Our loan loss reserves as a percentage of total loans outstanding at June 30, 2010 increased to 1.48% from 1.44% at March 31, 2010 and 1.32% at June 30, 2009.  The adequacy of our loan loss reserves is analyzed quarterly and adjusted as necessary with a focus on maintaining appropriate reserves for potential losses.  The analysis includes an individual loan review including current valuation of the collateral.  Specific reserves are allocated to address any identified shortfalls in collateral while additional reserves address many other considerations, including but not limited to historical losses, loss trends, and current economic conditions, for an adequate reserve coverage.

Pending Acquisition

On June 8, 2010, CTBI announced that it had entered into an Agreement and Plan of Share Exchange (the “Agreement”) with LaFollette First National Corporation, a Tennessee corporation (“LaFollette Corporation”) and First National Bank of LaFollette, the wholly-owned subsidiary of LaFollette Corporation (“LaFollette Bank”).  The Agreement calls for CTBI to acquire all outstanding shares of LaFollette Corporation in a share exchange (“Share Exchange”) for $650 per share, or a total of approximately $16.1 million.  Following the Share Exchange, LaFollette Corporation will be merged into CTBI and LaFollette Bank will be merged into Community Trust Bank, Inc., the wholly-owned subsidiary of CTBI.  The Agreement is subject to certain conditions, including the receipt of regulatory approval and the approval of LaFollette Corporation shareholders.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.2 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2010
(in thousands except per share data and # of employees)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest income	$38,444	$38,497	$37,925	$76,941	$75,601
Interest expense	9,166	9,152	12,516	18,318	25,718
Net interest income	29,278	29,345	25,409	58,623	49,883
Loan loss provision	3,106	5,722	4,522	8,828	6,503

Gains on sales of loans	337	442	1,309	779	3,240
Deposit service charges	5,949	5,297	5,517	11,246	10,466
Trust revenue	1,458	1,424	1,249	2,882	2,411
Loan related fees	46	840	1,494	886	2,242
Securities gains (losses)	-	-	(4)	-	515
Other noninterest income	1,752	1,738	1,390	3,490	2,834
Total noninterest income	9,542	9,741	10,955	19,283	21,708

Personnel expense	11,632	11,445	10,650	23,077	21,918
Occupancy and equipment	2,701	2,724	2,983	5,425	5,906
FDIC insurance premiums	1,140	999	2,250	2,139	3,746
Amortization of core deposit intangible	159	159	158	318	317
Other noninterest expense	8,023	8,114	7,537	16,137	15,488
Total noninterest expense	23,655	23,441	23,578	47,096	47,375

Net income before taxes	12,059	9,923	8,264	21,982	17,713
Income taxes	3,506	3,132	2,327	6,638	5,196
Net income	$8,553	$6,791	$5,937	$15,344	$12,517

Memo: TEQ interest income	$38,780	$38,838	$38,257	$77,618	$76,224

Average shares outstanding	15,228	15,202	15,127	15,215	15,101
Diluted average shares outstanding	15,305	15,235	15,219	15,252	15,194
Basic earnings per share	$0.56	$0.45	$0.39	$1.01	$0.83
Diluted earnings per share	$0.56	$0.45	$0.39	$1.01	$0.82
Dividends per share	$0.30	$0.30	$0.30	$0.60	$0.60

Average balances:
Loans, net of unearned income	$2,440,353	$2,437,105	$2,353,145	$2,438,738	$2,352,664
Earning assets	2,970,867	2,868,409	2,851,832	2,919,921	2,819,537
Total assets	3,222,645	3,121,801	3,058,241	3,172,502	3,025,292
Deposits	2,582,042	2,493,102	2,407,260	2,537,818	2,385,314
Interest bearing liabilities	2,349,394	2,274,064	2,235,108	2,311,937	2,212,885
Shareholders' equity	329,888	325,317	315,991	327,615	314,837

Performance ratios:
Return on average assets	1.06%	0.88%	0.78%	0.98%	0.83%
Return on average equity	10.40%	8.47%	7.54%	9.44%	8.02%
Yield on average earning assets (tax equivalent)	5.24%	5.49%	5.38%	5.36%	5.45%
Cost of interest bearing funds (tax equivalent)	1.56%	1.63%	2.25%	1.60%	2.34%
Net interest margin (tax equivalent)	4.00%	4.20%	3.62%	4.10%	3.61%
Efficiency ratio (tax equivalent)	60.41%	59.45%	64.25%	59.93%	66.08%

Loan charge-offs	$2,617	$4,316	$4,511	$6,933	$7,570
Recoveries	(793)	(825)	(812)	(1,618)	(1,668)
Net charge-offs	$1,824	$3,491	$3,699	$5,315	$5,902

Market Price:
High	$31.56	$28.32	$31.29	$31.56	$37.17
Low	24.89	22.15	25.62	22.15	22.55
Close	25.10	27.07	26.75	25.10	26.75

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2010
(in thousands except per share data and # of employees)

	As of	As of	As of
	June 30, 2010	March 31, 2010	June 30, 2009
Assets:
Loans, net of unearned	$2,441,222	$2,428,934	$2,380,255
Loan loss reserve	(36,156)	(34,874)	(31,422)
Net loans	2,405,066	2,394,060	2,348,833
Loans held for sale	1,466	330	600
Securities AFS	352,616	311,038	298,006
Securities HTM	1,662	10,291	19,875
Other equity investments	29,054	29,052	29,048
Other earning assets	122,728	130,193	86,586
Cash and due from banks	71,196	69,534	70,544
Premises and equipment	48,403	49,159	51,096
Goodwill and core deposit intangible	65,390	65,548	66,024
Other assets	111,711	109,851	65,355
Total Assets	$3,209,292	$3,169,056	$3,035,967

Liabilities and Equity:
NOW accounts	$18,553	$17,481	$19,364
Savings deposits	631,990	645,090	644,568
CD's >=$100,000	608,952	551,711	477,467
Other time deposits	816,731	807,250	789,390
Total interest bearing deposits	2,076,226	2,021,532	1,930,789
Noninterest bearing deposits	494,901	508,702	463,164
Total deposits	2,571,127	2,530,234	2,393,953
Repurchase agreements	183,287	186,894	152,290
Other interest bearing liabilities	89,865	99,058	141,749
Noninterest bearing liabilities	34,682	27,991	33,201
Total liabilities	2,878,961	2,844,177	2,721,193
Shareholders' equity	330,331	324,879	314,774
Total Liabilities and Equity	$3,209,292	$3,169,056	$3,035,967

Ending shares outstanding	15,228	15,217	15,134
Memo: Market value of HTM securities	$1,662	$10,300	$20,409

30 - 89 days past due loans	$23,677	$36,199	$20,408
90 days past due loans	16,857	17,589	20,064
Nonaccrual loans	45,435	37,327	39,511
Restructured loans (excluding 90 days past due and nonaccrual)	5,196	528	0
Foreclosed properties	40,105	38,612	20,369
Other repossessed assets	226	396	185

Tier 1 leverage ratio	10.12%	10.30%	10.23%
Tier 1 risk based ratio	13.20%	13.02%	12.92%
Total risk based ratio	14.46%	14.27%	14.17%
Tangible equity to tangible assets ratio	8.43%	8.36%	8.38%
FTE employees	992	982	1,007

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2010
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and six months ending June 30, 2010 and 2009 as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Net income	$8,553	$5,937	$15,344	$12,517

Basic earnings per share	$0.56	$0.39	$1.01	$0.83

Diluted earnings per share	$0.56	$0.39	$1.01	$0.82

Average shares outstanding	15,228	15,127	15,215	15,101

Total assets (end of period)	$3,209,292	$3,035,967

Return on average equity	10.40%	7.54%	9.44%	8.02%

Return on average assets	1.06%	0.78%	0.98%	0.83%

Provision for loan losses	$3,106	$4,522	$8,828	$6,503

Gains on sales of loans	$337	$1,309	$779	$3,240